SHARE PURCHASE AGREEMENT

     THIS SHARE PURCHASE AGREEMENT, made and entered into as of this 17th day of October, 1991 ("Agreement"), by and between J. BUCK DOWDY ("Seller") , being the holder of all of the outstanding shares of capital stock of OPTICHEM TECHNOLOGIES, INC., a North Carolina corporation ("Optichem"), and ENVIROMETRICS DEVELOPMENT CO., INC., a South Carolina corporation ("Purchaser" or "EDC") .

     WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all of the shares of outstanding capital stock of Optichem, being all the outstanding shares of all classes of common or preferred stock for valuable consideration and upon the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the promises, payments, covenants and agreements hereinafter stipulated to be made, kept and performed, it is mutually understood and agreed by and between the parties as follows:

     1. Sale and Purchase of Stock. Seller hereby agrees to sell to Purchaser and Purchaser agrees to purchase from Seller all of the aforementioned shares of voting and nonvoting common stock of Optichem and Purchaser shall pay Seller for the shares of stock as provided in this Agreement.

     2. Effective Date of Transfer. The stock transferred pursuant to this Agreement shall be transferred effective the date of closing and upon receipt of the stock certificates by purchaser, purchaser shall have all rights to vote the stock and all dividend distribution and liquidation rights as a shareholder of Optichem.

     3. Purchase Price. The purchase price of the shares of stock shall be an amount not to exceed one hundred thousand and no/100 ($100,000.00) dollars payable on the terms and conditions set forth below.

     4. Payment of Purchase Price. Purchaser will pay Seller the purchase price in quarterly payments based on five percent (5%) of net sales of products sold by Optichem, Purchaser or a Related Party of either (as that term is defined herein) , which are developed or manufactured utilizing the technology licensed pursuant to that certain License Agreement dated December 16, 1986 between Optichem and Perfect View, Inc., a North Carolina corporation ("License Agreement"). It is understood by all parties that Optichem will be the sole manufacturer of the products. The quarterly payments from Purchaser to Seller shall be made within thirty (30) days of the end of each calendar quarter based on the net sales of that quarter. For example, the first payment pursuant to this Section will be made no later than July 30, 1992, based on the sales for the calendar quarter ending June 30, 1992. Payments will only be made, and Purchaser will only be obligated to make payments as long as Optichem, Purchaser or a Related Party of either is selling the product. If for any reason such sales cease, the quarterly payments will also cease and Purchaser will not be obligated to make any further payments unless and until sales by Optichem, Purchaser or a Related Party of either resume. For purposes of this Section, sales shall include sales by Purchaser, Optichem or any party who is a "Related Person" to Purchaser or Optichem within the meaning of Section 267 of the Internal Revenue Code of 1986, as amended (collectively "Related Party") . Net sales shall be defined as gross sales of Purchaser, Optichem or a Related Party to its third-party customers, less any discounts, allowances, or returns.

     5. Access to Sales Records. With the quarterly payment, Purchaser will provide the necessary financial information to Seller and Seller shall have the right to inspect the sales records of Optichem, Purchaser or any Related Party, upon reasonable notice to Purchaser, to evidence the amount of the quarterly payment. In the event Seller disputes the amount of the quarterly payment and the parties are unable to resolve the dispute themselves, the Seller and Purchaser mutually agree and understand that the accounting firm of McGladrey & Pullen will perform an audit of all net sales by Purchaser for the monitors discussed herein and the results will determine the quarterly payment. In the event the accounting firm is retained, the expenses will be shared equally between the Seller and Purchaser and Purchaser may deduct Seller's portion of the expenses from the quarterly payment.

     6. Transfer of Shares. Upon execution of this Agreement, Seller shall deliver, assign and transfer all share certificates representing outstanding shares of common stock in Optichem, said certificates being duly endorsed without restriction or encumbrance to Purchaser. With delivery of the share certificates, Seller shall also deliver to Purchaser all corporate records, minutes, resolution, and financial statements.

     7. Representations and Warranties of Seller. Seller hereby represents, warrants, covenants and agrees that:

     (a) Optichem is a corporation duly organized and existing and in good standing under the laws of the State of North Carolina.

     (b) The entire authorized capital stock of Optichem consists of 80,000 shares of Class A voting Common Stock and 20,000 shares of Class B nonvoting Common Stock, both with a par value of $1.00 per share;

     (c) all financial statements, whether audited or unaudited, lists of assets and liabilities and all corporate records and other documents previously delivered to EDC by Seller, (i) are true, correct and complete in all material respects and (ii) fairly present the financial condition of Optichem on such balance sheet dates and the results of the operations of Optichem for the periods covered by such statements. The charges, accruals, and reserves on Optichem's books in respect of taxes for all periods to date are, in the opinion of Seller, adequate, and they do not anticipate any additional assessments for any of such periods.

     (d) Except as otherwise disclosed in Exhibit A (which shall be prepared and dated as of the Closing Date, notwithstanding the date of this Agreement); Optichem has no liabilities, contingent or otherwise and is not in default under any contracts, including loan agreement provisions; it has no material obligation or liability, contingent, anticipated or otherwise; no claims for federal or state taxes are pending against it and it has no obligation or liability for federal or state taxes; and Optichem is not a party in any litigation or administrative proceeding which would adversely affect its financial condition or its operations, nor is any such litigation or proceeding threatened.

     (e) Optichem is a Subchapter S corporation for federal income tax purposes and no events have occurred and no actions have been taken that would terminate its S corporation status prior to the closing hereunder; and that Optichem and its shareholders will maintain the S corporation status of Optichem until the closing. Seller agrees to execute and to cause Optichem to execute an Election to Close Books Upon S Corporation Termination and Consent of Shareholders, in the form attached hereto as Exhibit B, with respect to the termination of the S corporation status of Optichem that will be caused by the purchase of its stock by Purchaser. Seller agree to pay all federal and state income taxes relating to the operations of Optichem for the period from January 1, 1989 to the closing hereunder, and shall indemnify and hold harmless EDC from and against any tax liability attributable to the operations of Optichem prior to the date of closing.

     (f) Optichem has such valid franchises, licenses and/or permits, free from unreasonably burdensome restrictions, as are necessary to carry on its business as the same is being conducted and to own or hold the properties or assets owned, held or operated by it.

     (g) Seller is the owner of record of all of the outstanding capital stock of Optichem, have full right to sell said stock, and upon sale and transfer thereof to EDC pursuant hereto and payment of the purchase price therefor, EDC shall acquire good title to said stock free and clear of all restrictions, liens, encumbrances and other adverse claims.

     (h) Except as disclosed in writing to EDC prior to the date of closing, Optichem has no long-term agreements with either individuals or corporations, leases, employment agreements, deferred compensation plans, pension plans or profit-sharing plans.

     (i) Seller represents that there are no outstanding unresolved discussions or negotiations with or offers from or contracts with any other company or person for the purchase or acquisition of securities or assets of Optichem.

     (j) This Agreement constitutes a valid and legally binding obligation of Seller enforceable in accordance with its terms.

     (k) Seller and/or Optichem, as of the date of this Agreement, have not taken any action or executed any documents which would negate the potential validity and enforceability of the License Agreement held by Optichem and described in this Agreement. Seller further agrees not to take any action or cause any action to be taken which would affect the validity or enforceability of the License Agreement and agrees to cooperate fully with Purchaser and/or Optichem in the defense of any claim or action affecting the validity or enforceability of the License Agreement. Purchaser will reimburse Seller for reasonable costs and expenses incurred in cooperating with Purchaser/Optichem in the defense of any litigation. Notwithstanding the foregoing, Seller makes no representation or warranty as to the validity or enforceability of the License Agreement.

     8. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants that:

     (a) EDC is a corporation duly organized and existing and in good standing under the laws of the State of South Carolina and has full corporate power and authority to acquire the capital stock of Optichem as herein contemplated.

     (b) This Agreement constitutes a valid and legally binding obligation of EDC enforceable in accordance with its terms, and approved by the Board of Directors of EDC prior to the closing, as evidenced by the Corporate Resolution attached as Exhibit C and incorporated herein by reference.

     (c) Purchaser understands that the stock purchased pursuant to this Agreement is being purchased for investment only and Purchaser understands that the stock is an unregistered security under federal and state law.

     9. Continuing Nature of Representations and Warranties It is understood and agreed that the representations, warranties, covenants and agreements of Seller and EDC contained herein shall survive the closing of the purchase and sale of capital stock of Optichem and continue to be binding.

     10. Indemnification by Seller. Seller hereby agrees to indemnify and hold Optichem and Purchaser harmless from any and all liabilities, costs and expenses, including reasonable attorney fees, paid by Purchaser or Optichem as a result of the operations of Optichem prior to the closing of this Agreement and the transfer of stock, or as a result of a breach by Seller of any provisions of this Agreement. In the event Purchaser or Optichem incur any liability, cost or expense pursuant to this Section, the Purchaser shall have the option of seeking immediate recovery from Seller, deducting any liability, cost or expenses incurred from the quarterly payments due under this Agreement; provided, however, Seller shall have no obligation to indemnify Optichem or Purchaser for any claim, damage, or loss arising out of or associated with the defense or validity of the licensed technology and License Agreement.

     11. Inspection of Records by Purchaser. Prior to the closing hereunder, Seller will cause Optichem to permit EDC and its representatives to visit, at EDC's expense, any of the property of Optichem, to inspect its books, records and accounts and to discuss its affairs and finances with its officers at such reasonable times as EDC may desire and will cause Optichem to furnish to EDC such corporate records of Optichem and other documents as EDC may from time to time reasonably request, provided, however, that any furnishing of such information to EDC and any investigation by EDC shall not affect EDC's right to rely on the representations and warranties made by Seller hereinabove.

     12. Obligation to Close. The obligation to consummate the transaction contemplated herein is subject to the fulfillment, on or before the date of the closing, of the following conditions:

     (a) all representations and warranties made by EDC herein shall be true and correct at the time of the closing as if made again on and as of said date;

     (b) EDC shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed and complied with by it prior to or at the closing;

     (c) all representations and warranties made by Seller herein shall be true and correct at the time of the closing as if made again on and as of said date;

     (d) Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed and complied with by them prior to or at the closing.

     13. Continuation of Business. Until the closing, Seller agrees to cause the business of Optichem to be conducted only in the ordinary course and on a basis consistent with past practices. Seller will not cause Optichem, without EDC's written consent, to (i) declare or pay any dividend on any outstanding shares of its capital stock (other than regular cash dividends declared on a basis consistent with past practices) or acquire any such shares, Or declare or make any other payments or distributions of assets to its shareholders, except payment of compensation for services rendered consistent with past practices or
(ii) issue shares of its capital stock or options to purchase any thereof, purchase or redeem any outstanding shares of its capital stock, or amend its Articles of Incorporation in any way.

     14. Closing. The closing shall take place at the offices of Optichem, or at such other place or date as the parties may agree, by April 15, 1992, or within five (5) business days following receipt of all necessary consents or approvals and completion of satisfactory due diligence reviews by Purchaser. At the closing Seller shall deliver to EDC:

     (a) certificates representing all outstanding shares of capital stock of Optichem duly endorsed and in proper form for transfer to EDC;

     (b) the written resignation of all Directors of Optichem;

     (c) a certificate confirming that all representations and warranties made by Seller herein remain true and correct at the time of the closing as if made again on and as of said date, and confirming further that Seller have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed and complied with by them prior to or at the closing; and

     (d) all share certificates and corporate records of Optichem, specifically including but not limited to the original License Agreement between Optichem and Perfect View, Inc. dated December 16, 1986.

     EDC shall deliver to Seller at the closing:

     (a) a certified copy of the resolutions adopted by the Board of Directors of EDC authorizing this Agreement and the consummation of the transaction herein contemplated; and

     (b) a certificate from an executive officer of EDC confirming that all representations and warranties made by EDC herein remain true and correct at the time of the closing as if made again on and as of said date, and confirming further that EDC has performed and complied with all covenants, agreements and conditions required by this Agreement to be performed and complied with by it prior to or at the closing.

     In the event that the closing does not take place in person at one location, Seller agrees to execute all documents and provide the original agreements, exhibits, certificates, corporate records, and stock certificates to Purchaser, to be held in escrow by Robinson, McFadden & Moore, P.C. at 1901 Main Street, Columbia, South Carolina, until Purchaser has executed all documents and provided a fully executed original agreement and all exhibits and necessary certificates to Seller.

     15. No Brokers. EDC and the Seller represent and warrant to each other that no broker has been employed in connection with the sale contemplated by this Agreement and the Seller agrees to indemnify the Purchaser and the Purchaser agrees to indemnify the Seller against all loss, cost, damage or expense, including reasonable attorney's fees, arising out of or resulting from a judicially valid claim based upon employment by the other of a broker.

     16. Notices. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed first class postage prepaid, if to

         Seller:
                           J. Buck Dowdy
                           3301 Bramer Drive
                           Raleigh, North Carolina 27604

         With a Copy to:
                           Adam H. Broome, Esquire Petree, Stockton
                           Post office Box 300004
                           Raleigh, North Carolina 27622

         Purchaser:
                           Robert J. Nagy, Secretary
                           Envirometrics Development Co., Inc
                            9229 University Blvd.
                           Charleston, South Carolina, 29418

         With a Copy to:
R.       William Metzger, Jr., Esquire Robinson, McFadden & Moore, P.C.
                           Post Office Box 944
                           Columbia, South Carolina, 29202


     17.  Entire   Agreement.   This  Agreement  is  the   consummation  of  all
negotiations between Seller and Purchaser or any related entities and constitutes the entire contract between EDC and the Seller and no warranties and representations have been made by either which are not contained herein.

     18. Modification of Agreement. This Agreement may not be changed or modified except by a similar instrument in writing executed by EDC and the Seller.

     19. Counterparts to Agreement. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

     20. Binding Effect. This Agreement shall be binding on and inure to the benefit of Seller, their heirs-at-law, legatees, distributees, executors, administrators and other legal representatives, and shall be binding on and inure to the benefit of EDC, its successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have herein respectively executed this Agreement.

                       ENVIROMETRICS DEVELOPMENT CO., INC

                              By: R. William Metzer
                                 Its: President


ATTEST

_____________________________________
Robert J. Nagy, Secretary
(Affix Corporate Seal)               J. BUCK DOWDY


                            ________________________




                                    EXHIBIT A

                                       TO

                              SHARE PURCHASE AGREE
                       ENTERED INTO AS OF OCTOBER 17, 1991

                            DISCLOSURE OF LIABILITIES

     To the actual knowledge of Seller, the following items represent all of the
outstanding   obligations  and  liabilities  of  Optichem   Technologies,   Inc.
("Optichem") as of April 15, 1992:

     1. All obligations and duties under the License Agreement, dated December 16, 1986, by and between Optichem and Perfect View, Inc.

     2.  All  claims  and  liabilities,   actual  and  contingent,  asserted  by
Sensidyne, Inc. as described in that certain letter dated April 3, 1992, from Sensidyne, Inc. to Optichem.

     3. All liens, encumbrances and liabilities associated with the outstanding obligations of Optichem under that certain Promissory Note to the Town of Morrisville, North Carolina with a balance in the amount of Thirty Seven Thousand Seven Hundred Forty-six and 26/100 Dollars ($37,746.26) as of June 30, 1992.


                                  Exhibit B to
                      Purchase Agreement entered into as of
                                October 17, 1991


             ELECTION TO CLOSE BOOKS UPON S CORPORATION TERMINATION


     Optichem Technologies, Inc. (the "Corporation"), with the consent of all the shareholders of the Corporation during the short S year and all the shareholders of the Corporation on the first day of the short C year, elects under Section 1362 (e) (3) of the Internal Revenue Code of 1986, as amended (the "Code"), not to have the pro rata allocation of S corporation items under Code
Section 1362 (e) (2) apply to the S termination year ending #I 19 9 2. The date of termination of the Corporation's S termination was the purchase of its stock by a C corporation.

Date:                                            Optichem Technologies,  Inc.



                                            By:
                                            Its:


                                                  CONSENT OF SHAREHOLDERS

     The undersigned, being all the shareholders owning any stock of the Corporation during the short S year and all the shareholders owning stock on the first day of the short C year, hereby consent to the above election by the Corporation under Code Section 1362 (e) (3) not to apply the rules under Code
Section 1362(e)(2) to the S termination year ending 1992. The date of termination of the Corporation's S corporation status was , 1992


                                     Date:
                                  J. Buck Dowdy
                          Identification No. 24062-4052


                                     Date:
                      Envirometrics Development, Co., Inc.
                                       By:
                                      Its:



                                    EXHIBIT C
           CORPORATE RESOLUTION OF ENVIROMETRICS DEVELOPMENT CO., INC.
                              DATED APRIL 13, 1992


     BE IT RESOLVED that pursuant to a meeting of the Board of Directors of Envirometrics Development Co., Inc. (the "Corporation") that the Board of Directors unanimously authorized the Corporation to enter into a Share Purchase Agreement to purchase all outstanding shares of stock in Optichem Technologies, Inc., a North Carolina corporation, pursuant to the terms and conditions of the Share Purchase Agreement between the parties dated October 17, 1991.

     FURTHER BE IT RESOLVED that R. William Metzger, as President, and Robert J. Nagy, a Secretary, are authorized to execute the Share Purchase Agreement and any and all other documents related thereto.

     This  Resolution  adopted  this  13th  day of  April,  1992.

                                  ENVIROMETRICS
                  DEVELOPMENT CO, INC. By: R. William Metzger

                        Its: Chairman, Board of Directors

ATTEST:

Robert J. Nagy, Secretary
(Affix Corporate Seal)


                                CLOSING AGREEMENT


     THIS CLOSING AGREEMENT is made, entered into and effective this 16th day of April, 1992, by and between OPTICHEM TECHNOLOGIES, INC. ("OPTICHEM") , a North Carolina corporation, ENVIROMETRICS DEVELOPMENT CO., INC. ("PURCHASER"), a South Carolina Corporation; and J. BUCK DOWDY ("SELLER").

     NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants made hereunder, and other good and valuable consideration received by each party hereto, the sufficiency and receipt of which is acknowledged by all such parties, the parties hereto agree as follows:


     1. DISCLOSURE OF ALL MATERIAL, INFORMATION. PURCHASER acknowledges that, all information (financial or otherwise) necessary for PURCHASER to reach a decision to purchase the stock of SELLER under the terms and on the conditions of that certain Share Purchase Agreement, dated October 17, 1991 by and between PURCHASER and SELLER, has been provided to and examined by PURCHASER. PURCHASER further understands that third parties (other than SELLER) have disputed and challenged the enforceability and validity of the License Agreement, dated December 16, 1986, between OPTICHEM and Perfect View, Inc. (the 'License Agreement") and the right of Licensor to grant the license. Such claims if valid, will prevent OPTICHEM or any other party, from manufacturing, distributing and selling any product utilizing the licensed technology pursuant to the License Agreement. PURCHASER specifically acknowledges that, pursuant to a letter dated April 3, 1992, Sensidyne, Inc. has claimed that:

     (i) it holds all rights and interests to the patents issued on the application referenced in the License Agreement; and

     (ii) the License Agreement is, among other reasons, unenforceable and invalid due to the Licensor, Perfect View, Inc., having no rights and interests in the underlying patents, that the License Agreement has expired by its express terms and that the License is nontransferable, directly or indirectly, to any party.

     Sensidyne has threatened to pursue all available remedies against SELLER and any other party, including PURCHASER, and in likely to commence litigation it necessary to defend its position.

     2. IDEMNIFICATION OF SELLER BY PURCHASER. PURCHASER hereby assumes full responsibility for the discharge and satisfaction of all claims, costs, losses, damages, penalties, fines and expenses that PURCHASER or OPTICHEM may incur in connection with the above matters. PURCHASER further agrees to defend (with counsel reasonably satisfactory to SELLER) , hold harmless and indemnify SELLER from any and all claims, costs, losses, damages, penalties, fines, and expenses including reasonable attorneys, fees of SELLER, resulting Or arising from (1) any of the matters in paragraph I above; (2) the defense enforceability, or validity of the licensed technology or License Agreement; and (3) the operations of Optichem on and after the closing of this transaction which were not a result of the breach of any provision of this Agreement or the Share Purchase Agreement executed concurrently herewith and incorporated herein by reference. SELLER acknowledges that PURCHASER shall have control and authority over any litigation in which PURCHASER defends SELLER and the costs associated therewith, and PURCHASER will use its best efforts to obtain counsel for SELLER which is reasonably satisfactory to SELLER, however, in the event that a mutually agreed upon counsel cannot be chosen, SELLER has the option of obtaining individual counsel but will be responsible for all fees and costs associated with said independent counsel.

     3. INDEMNIFICATION OF PURCHASER BY SELLER. The outstanding debt of OPTICHEM to the Town of Morrisville, North Carolina in the amount of Thirty Seven Thousand Seven Hundred Forty-Six and 26/100 Dollars ($37,746.26), which matures on June. 30, 1992, shall be the responsibility of SELLER. In addition to any obligation of SELLER to indemnify PURCHASER under the Share Purchaser Agreement, SELLER hereby agrees to indemnify and hold harmless PURCHASER and OPTICHEM from and against such liability in accordance with Section 9 of the Share Purchase Agreement.


                  PURCHASER: ENVIROMETRICS DEVELOPMENT CO. INC.


                                       BY:



ATTEST:


(Asst.) Secretary


         [CORPORATE SEAL]



                                    SELLER:
                                  J. BUCK DOWDY



                             SELLER'S CERTIFICATE OF
                  AFFIRMATION OF REPRESENTATIONS AND WARRANTIES


     Pursuant  to  Share  Purchase   Agreement   ("AGREEMENT")  by  and  between
ENVIROMETRICS DEVELOPMENT Co., INC. ("PURCHASER") ; OPTICHEM TECHNOLOGIES, INC. ("SELLER) ; SELLER hereby represents, warrants and certifies that:

     All of the representations, warranties and covenants made by SELLER in the AGREEMENT are true and correct on April 16, 1992 (the "CLOSING DATE,,) and all of the terms and conditions of the AGREEMENT to be complied with and performed by SELLER on or prior to the CLOSING DATE have been timely complied with and performed.


SELLER:
                              J. Buck Dowdy, Seller





                           PURCHASER'S CERTIFICATE OF
                  AFFIRMATION OF REPRESENTATIONS AND WARRANTIES


     Pursuant  to  Share  Purchase   Agreement   ("AGREEMENT")  by  and  between
ENVIROMETRICS DEVELOPMENT CO., INC. ("PURCHASER") and OPTICHEM TECHNOLOGIES, INC. ("SELLER") ; PURCHASER hereby represents, warrants and certifies that:

     All of the representations, warranties and covenants made by PURCHASER in the AGREEMENT are true and correct on April 16, 1992 ("CLOSING DATE") and all of the terms and conditions of the AGREEMENT to be complied with and performed by PURCHASER on or prior to the CLOSING DATE have been timely complied with and performed.


PURCHASER:                          ENVIROMETRICS DEVELOPMENT CO., INC

                                      By:
                                  Its President


                                 April 16, 1992




Optichem Technologies, Inc.
9229 University Blvd
Charleston, South Carolina 29418

Gentlemen:

     The undersigned as sole director of Optichem Technologies, Inc. does hereby tender his resignation as Director of the Corporation. The undersigned further represents that all existing officers have tendered their resignations and that said resignations have been approved and accepted.


                                                       J. Buck Dowdy
                                                       Sole Director


OPTICHEM TECHNOLOGIES, INC.

HEREBY ACCEPTED


By: